FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-92161
(To Prospectus dated March 12, 2002)                                  333-95805



                                 [LOGO OMITTED]





                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

     The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                                            Primary
                                                                              Share         Trading
             Name of Company                                   Ticker        Amounts         Market
     ----------------------------------------------------    ---------      ---------       -------
     Abbott Laboratories                                         ABT               14         NYSE
     Allergan, Inc.                                              AGN                1         NYSE
     Andrx Corporation-Andrx Group                               ADRX               2        NASDAQ
     Advanced Medical Optics, Inc.                               AVO         0.222222         NYSE
     Biovail Corporation                                         BVF                4         NYSE
     Bristol-Myers Squibb Company                                BMY               18         NYSE
     Eli Lilly & Company                                         LLY               10         NYSE
     Forest Laboratories, Inc. (1)                               FRX                4         NYSE
     ICN Pharmaceuticals, Inc.                                   ICN                1         NYSE
     IVAX Corporation                                            IVX            1.875         AMEX
     Johnson & Johnson                                           JNJ               26         NYSE
     King Pharmaceuticals, Inc.                                   KG             4.25         NYSE
     Merck & Co., Inc.                                           MRK               22         NYSE
     Mylan Laboratories, Inc. (2)                                MYL              1.5         NYSE
     Pfizer Inc.                                                 PFE               58         NYSE
     Schering-Plough Corporation                                 SGP               14         NYSE
     Watson Pharmaceuticals, Inc.                                WPI                1         NYSE
     Wyeth                                                       WYE               12         NYSE
     Zimmer Holdings, Inc.                                       ZMH              1.8         NYSE

---------------------------------------------------------

     (1) Forest Laboratories, Inc. announced a two-for-one stock split on its common stock payable to shareholders of record on December 23, 2002. Forest Laboratories, Inc. began trading on a split-adjusted basis on January 9, 2003. As of January 14, 2003, the share amount of Forest Laboratories, Inc. represented by a round lot of 100 Pharmaceutical HOLDRS increased to 4 from 2.

     (2) Mylan Laboratories, Inc. announced a three-for-two stock split on its common stock payable to shareholders of record on January 17, 2003. Mylan Laboratories, Inc. began trading on a split-adjusted basis on January 28, 2003. As of January 31, 2003, the share amount of Mylan Laboratories, Inc. represented by a round lot of 100 Pharmaceutical HOLDRS increased to 1.5 from 1.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.